Peraso Inc. 2309 Bering Drive San Jose, CA 95131

Exhibit 10.1

April 15, 2022

Daniel Lewis

Re: Amendment to Offer of Employment dated August 8, 2018

Dear Dan:

This letter (this “Amendment”) amends certain terms of your offer of employment, dated as of August 8, 2018 (the “Offer Letter”), with MoSys, Inc. (now known as Peraso Inc., the “Company”).  This Amendment will be effective through December 17, 2022, at which time it will automatically terminate, and is intended to be a binding agreement, and if the terms contained in this Amendment are acceptable to you, please acknowledge your acceptance by signing in the signature block below. Capitalized terms used and not otherwise defined herein shall have the meaning given to them in the Company’s Amended and Restated Executive Change-In-Control and Severance Policy adopted as of April 15, 2022 (the “Change-In-Control and Severance Policy”).

1.

Position; Responsibilities.  Your title will be Vice President, General Manager of Memory Products (“Vice President”), and you will report directly to the Chief Executive Officer of the Company (“CEO”). As Vice President, you will have the duties and responsibilities consistent with such position, including management of the Company’s memory product line and such other duties and responsibilities as may be assigned to you from time to time by the Company. You acknowledge and agree that upon the effectiveness of this Amendment, you will no longer serve as President of the Company.

2.	Base Salary. Your annual base salary will be $275,000, less applicable withholdings and deductions (“Base Salary”) payable in accordance with the Company’s normal payroll procedures.

3.

Bonus.  You will be eligible to receive an annual target incentive bonus of up to 50% of your Base Salary (“Target Bonus”), based upon the achievement of certain goals and performance criteria determined by the CEO and the Compensation Committee of the Company’s board of directors (the “Board”). In addition to the Target Bonus, (i) upon the closing of a VAE Sale (the “VAE Sale Closing”), the Company will pay (or will arrange for the payment) to you in cash of a sum equal to 3% of the gross proceeds payable to the Company or its stockholders at the VAE Sale Closing (the “VAE Bonus”) and (ii) following the VAE Sale Closing, the Company will pay (or will arrange for the payment) to you in cash of a sum equal to 3% of the royalties paid to the Company during the 24 month period following the VAE Sale Closing (the “VAE Royalty Payments” and, together with the VAE Bonus, the “VAE Incentive Payments”). For the purposes hereof, “VAE Sale” means the sale of all or any part of the Company’s Virtual Accelerator Engine intellectual property, the definitive agreement for which sale is entered into during the period beginning after the date hereof and ending 12 months from the date you are no longer an employee of the Company.  Notwithstanding the foregoing, in no event shall the aggregate VAE Incentive Payments exceed $300,000. For the avoidance of doubt, a Change-in-Control shall not constitute a VAE Sale for the purposes of determining the VAE Incentive Payments. If, prior to a VAE Sale, the Company terminates your employment for Cause or you voluntarily terminate your employment without Good Reason, then you will not be entitled to receive any VAE Incentive Payments. If the Company terminates your employment for any reason other than for Cause, you will be entitled to receive the VAE Incentive Payments as set forth herein. The VAE Incentive Payments will be subject to applicable withholdings and other taxes.

4.

Equity Award.  You will be eligible to receive equity awards pursuant to the Peraso Inc. Amended and Restated 2019 Stock Incentive Plan. The type and amount of an equity award will be (i) determined by the Compensation Committee of the Board, (ii) commensurate with awards granted to other executives of the Company, and (iii) subject to accelerated vesting in the event you are not named as a nominee to be elected to the Board at the Company’s next annual meeting of stockholders.

Peraso Inc. 2309 Bering Drive San Jose, CA 95131

5.

Severance.  You will remain eligible to receive the benefits that may be payable or offered pursuant to the Change-In-Control and Severance Policy. In addition, if you experience a Constructive Termination not in Connection with a Change-in-Control, then, subject to Section 6 below, you will be entitled to receive the following severance benefits from the Company:

a.	a single lump sum severance payment equal to one year of your then-current Base Salary, payable to you within 60 days following the termination of your employment;
b.

reimbursement of the full premium amount (less withholding taxes) charged under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for continuation of the group health insurance in effect for you and your participating dependents, for a period of 12 months following the termination of your employment, subject to earlier termination of reimbursement as of the effective date you receive coverage under a group health insurance plan of another employer;

c.

payment of any Target Bonus earned but unpaid for the fiscal year preceding that in which, and the fiscal year in which (pro-rated until the date of termination of your employment), your employment was terminated; and

d.

all of your then unvested outstanding equity awards of the Company will, as of the date of termination of your employment, immediately vest, become exercisable and remain exercisable and until the later of 24 months following the termination of your employment and the expiration of the equity award’s initial term.

6.

Release of Claims.  Your right to receive any severance benefits pursuant to Section 5 above if you experience a Constructive Termination not in Connection with a Change-in-Control will be subject to your signing and not revoking a release of claims agreement in a form approved by the Company, and such release becoming effective and irrevocable within 60 days of the termination of your employment or such earlier deadline required by the release. If the release does not become effective within the time period set forth above, you will forfeit all rights to receive such severance benefits.

In the event of any conflicts or inconsistencies between the provisions of this Amendment and the Offer Letter, the provisions of this Amendment will control. Except as set forth in this Amendment, the remainder of the Offer Letter will remain in full force and effect.

If you have any questions, please feel free to call me. We look forward to your favorable reply and to a continued productive working relationship.

Sincerely,

Peraso Inc.

/s/Ronald Glibbery

Name: Ronald Glibbery

Title: Chief Executive Officer

ACCEPTED AND AGREED TO

this 25th day of April, 2022.

/s/ Daniel Lewis

Daniel Lewis

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